FOR IMMEDIATE RELEASE
                CONTACT:  Michael L. Middleton
                Chief Executive Officer
                888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES EARNINGS FOR THIRD QUARTER

Waldorf, Maryland, October 19, 2010 -- Tri-County Financial Corporation (OTCBB: TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”), today reported earnings for the three and nine months ended September 30, 2010.  Consolidated net income available to common shareholders for the quarter ended September 30, 2010 increased $331,758, or 50.58%, to $987,601 or $0.33 per common share (fully diluted) based on 3,006,171 diluted weighted average common shares outstanding compared to $655,843 or $0.22 per common share (fully diluted) based on 2,993,134 diluted weighted average common shares outstanding for the quarter ended September 30, 2009.

Consolidated net income available to common shareholders for the nine months ended September 30, 2010 increased $1,440,212, or 94.48%, to $2,964,644 or $0.99 per common share (fully diluted) based on 3,002,618 diluted weighted average common shares outstanding compared to $1,524,432 or $0.51 per common share (fully diluted) based on 2,990,044 diluted weighted average common shares outstanding for the nine months ended September 30, 2009.

“In the first nine months of the year we have focused on prudent management of our nonperforming loans and foreclosures as well as improving overall financial performance. We have earned $0.48 per share more than the comparable period in 2009,” said Michael Middleton, Tri-County Financial Corporation Chairman, President and CEO. “One of the keys to our success has been our ability to decrease funding costs. A critical factor in decreasing funding costs was the Bank’s long-term strategy of increasing deposit market share and core deposit relationships in the Tri-County market areas of Charles, Calvert and St. Mary’s counties. I am pleased to report that while remaining the third largest overall deposit holder in the Tri-County area, we have steadily increased our market share from 11.18% in June 2006 to 17.67% in June 2010, an increase of 6.49%. In comparison, the other four largest deposit holders in our market lost 5.06%1 market share in the same time period.”

TRI-COUNTY FINANCIAL CORPORATION
	Nine Months Ended
	September 30, 2010	September 30, 2009	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$29,662,104	$28,173,936	$1,488,168	5.28%
Interest expense	10,181,704	12,518,121	(2,336,417)	(18.66)%
Net interest income	19,480,400	15,655,815	3,824,585	24.43%
Provision for loan losses	2,784,007	1,977,928	806,079	40.75%
Noninterest income	2,500,328	2,036,575	463,753	22.77%
Noninterest expense	13,575,467	12,359,887	1,215,580	9.83%
Income tax expense	2,021,412	1,194,945	826,467	69.16%
Net income	3,599,842	2,159,630	1,440,212	66.69%
Net income available to common shareholders	$2,964,644	$1,524,432	1,440,212	94.48%
Return on average assets	0.58%	0.38%
Return on average equity	6.85%	4.22%
Net interest margin	3.36%	2.95%
Share Data:
Basic net income per common share	$0.99	$0.52
Diluted net income per common share	$0.99	$0.51
Weighted average common shares outstanding:
Basic	2,983,187	2,958,336
Diluted	3,002,618	2,990,044

The increase in net income for the nine months ended September 30, 2010 was primarily due to an increase in net interest income from the comparable period in 2009. The Company has been successful in increasing its core deposits and reducing the cost of funds in the low interest-rate environment over the last year. The growth of the loan portfolio by 14.90% since January 1, 2009 has resulted in an increase in interest income, while the Company has limited the effect of the lower interest rate environment on loan rates through pricing. The Company’s interest rate margin increased to 3.36% for the nine months ended September 30, 2010 from 2.95% for the nine months ended September 30, 2009.

For the nine months ended September 30, 2010 the provision for loan losses increased as a result of an increase in net charge-offs. Net charge-offs increased $1,755,470 up from $331,693 for the nine months ended September 30, 2009 to $2,087,163 for the nine months ended September 30, 2010. The Company’s allowance for loan losses increased from 1.14% of loan balances at September 30, 2009 to 1.29% of loan balances at September 30, 2010.

Growth of noninterest income is primarily due to increases in service charge income related to the size and number of deposits and gains on the sale of loans held for sale. Additionally, noninterest income increased because the prior year noninterest income included investment security impairment charges taken of $166,744 for the nine months ended September 30, 2009 compared to no impairment charges for the nine months ended September 30, 2010. The increase in noninterest expense was principally due to increases in staffing to support the Bank’s balance sheet growth and $389,323 in expenses related to foreclosed real estate incurred in 2010 compared to $55,698 incurred in the comparable period of 2009. The remaining variance is mostly the result of increasing costs for FDIC insurance, professional fees and data processing costs, with a great deal of these increases the result of an amplified regulatory burden.

TRI-COUNTY FINANCIAL CORPORATION
	Three Months Ended
	September 30, 2010	September 30, 2009	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$9,805,485	$9,620,495	$184,990	1.92%
Interest expense	3,372,947	4,078,019	(705,072)	(17.29)%
Net interest income	6,432,538	5,542,476	890,062	16.06%
Provision for loan losses	1,121,203	515,555	605,648	117.47%
Noninterest income	994,759	668,347	326,412	48.84%
Noninterest expense	4,437,425	4,267,052	170,373	3.99%
Income tax expense	669,335	560,640	108,695	19.39%
Net income	1,199,334	867,576	331,758	38.24%
Net income available to common shareholders	$987,601	$655,843	331,758	50.58%
Share Data:
Basic net income per common share	$0.33	$0.22
Diluted net income per common share	$0.33	$0.22
Weighted average common shares outstanding:
Basic	2,986,279	2,965,332
Diluted	3,006,171	2,993,134

The increase in net income for the quarter ended September 30, 2010 from the comparable period in 2009 was primarily due to increases in net interest income and noninterest income partially offset by the increase in the provision for loan losses and the increase in noninterest expense. The decrease in the Company’s cost of funds continues to be the key driver of positive growth in the third quarter of 2010. The year-to-date average cost of the Company’s interest bearing liabilities has decreased nine basis points from the first quarter of 2010 to 1.97% and is 69 basis points lower than the comparable period in the prior year. The Company’s provision for loans losses increased in the third quarter due primarily to increases to the allowance for specific loans. Noninterest income increased as a result of increased gains on the sale of loans held for sale and increased loan fees compared with the comparable period in 2009.  For the quarter ended September 30, 2010, noninterest expense increased primarily due to increases in staffing, FDIC insurance expense and other expenses impacted by the increasing costs of regulatory compliance.

TRI-COUNTY FINANCIAL CORPORATION
	As of September 30, 2010	As of December 31, 2009	$ Variance	% Variance
Financial Condition Data:	(Unaudited)
Total assets	$880,531,977	$815,042,534	$65,489,443	8.04%
Securities	179,185,334	144,213,912	34,971,422	24.25%
Loans receivable, net	623,875,637	616,592,976	7,282,661	1.18%
Foreclosed real estate (OREO)	11,621,846	922,934	10,698,912	1,159.23%
Total liabilities	810,178,380	746,852,685	63,325,695	8.48%
Total deposits	717,590,769	640,418,789	77,171,980	12.05%
Short-term borrowings	3,783,207	13,080,530	(9,297,323)	(71.08)%
Long-term debt	70,635,612	75,669,630	(5,034,018)	(6.65)%
Junior subordinated debentures	12,000,000	12,000,000	-	0.00%
Preferred stock	16,317,000	16,317,000	-	0.00%
Total stockholders’ equity	$70,353,597	$68,189,849	$2,163,748	3.17%
Book value per common share	$18.09	$17.43
Common shares outstanding	2,986,279	2,976,046
Tier 1 capital to average assets	9.56%	10.03%
Total capital to risk-weighted assets	13.17%	13.46%
Nonperforming loans (NPLs)	$14,947,572	$19,287,483	$(4,339,911)	(22.50)%
Troubled debt restructures (TDRs)	16,306,269	11,601,215	4,705,054	40.56%
Allowance for loan losses to total loans	1.29%	1.20%
Nonperforming loans to total loans	2.36%	3.09%
Allowance for loan losses to nonperforming loans	54.65%	38.74%
Nonperforming assets (NPLs + OREO) to total assets	3.02%	2.48%
Nonperforming assets + TDRs to total assets	4.87%	3.90%

New loan volume has slowed during 2010 and net loan growth was impacted by the increase in foreclosed assets. Nonperforming loans as a percentage of total loans amounted to 2.36% at September 30, 2010 compared to 3.09% at December 31, 2009. Nonperforming loans have decreased from $19,287,483 at December 31, 2009 to $14,947,572 at September 30, 2010 as loans were worked out or placed into foreclosure. The Company had 36 nonperforming loans at September 30, 2010 of which 58% of nonperforming loan balances were concentrated with three customers. Foreclosed real estate has grown as the Bank continues to resolve problem loans. Three properties represent 93% of the foreclosed real estate balance. Foreclosed real estate carrying amounts reflect current appraisals and management’s conservative estimate of the realizable value of these properties in a period of declining real estate values.

“Our nonperforming loan balances decreased 23% from December 31, 2009,” said William Pasenelli, Community Bank of Tri-County, President and Chief Financial Officer. “We are working hard to resolve our nonperforming assets in the best interests of both our shareholders and customers. The current year increase in nonperforming assets from 2.48% to 3.02% is mostly due to two foreclosed acquisition and development properties that require court ratification before we execute the final steps of resolution. 98% of our customer restructured debt (TDRs) is performing at September 30, 2010. ”

Non-brokered deposits total $692,674,423 or 96.53% of total deposits at September 30, 2010. Long-term debt and short-term borrowings decreased as retail deposits replaced debt.

The change in stockholders’ equity is primarily due to net income of $3,599,842 offset by the payment of preferred stock dividends of $635,198 and common stock dividends of $1,196,188. Common stockholders' equity of $54,036,597 resulted in a book value of $18.09 per common share at September 30, 2010, an increase of $0.66 per share from December 31, 2009. The Company remains well-capitalized at September 30, 2010 with a Tier 1 capital to average asset ratio of 9.56%. The Company's returns on average assets and equity for the nine months ended September 30, 2010 were 0.58% and 6.85%, respectively, compared to 0.38% and 4.22%, respectively, for the same period in 2009.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited and as of September 30, 2010. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2009. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

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1 Source: FDIC Annual Summary of Deposit survey for FDIC-insured institutions as of June 30. The deposits are based on the branch/office deposits.

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